EXHIBIT 2.1

                               PURCHASE AGREEMENT


                                      AMONG


                                 AQUATICA, INC.,

                            a Louisiana Corporation,

                          CAL DIVE INTERNATIONAL, INC.,

                             a Minnesota Corporation

                                       AND

                            PRENTISS A. FREEMAN III,

                an Individual and Shareholder of Aquatica, Inc.


                          Dated as of January 27, 1998
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                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the "AGREEMENT"), dated as of January 27, 1998, is among AQUATICA, INC., a Louisiana corporation (the "COMPANY"), CAL DIVE INTERNATIONAL, INC , a Minnesota corporation (the "PURCHASER"), and PRENTISS A. FREEMAN III, an individual and a shareholder of the Company ("FREEMAN"). Except as otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9.

      This Agreement is being executed in connection with the acquisition of forty-five percent (45%) of the issued and outstanding capital stock (after giving effect to the transactions contemplated by this Agreement) of the Company by the Purchaser. This acquisition will be accomplished through the issuance and sale by the Company of 4,500,000 shares of Common Stock, no par value, of the Company (the "COMPANY SHARES") for an aggregate purchase price of Five Million and No/100 Dollars ($5,000,000.00).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1.    AUTHORIZATION AND CLOSING.

      1A. PURCHASE AND SALE OF COMMON STOCK. At the Closing, subject to the terms and conditions of this Agreement, the Company shall sell the Company Shares as follows:

            (i) The Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, the Company Shares for an aggregate purchase price of Five Million Dollars ($5,000,000); and

            (ii) At the Closing, the Company shall deliver to the Purchaser stock certificates evidencing the Company Shares with all applicable stock transfer Taxes paid and stamps affixed, duly registered in the Purchaser's name free and clear of all Liens, upon payment by the Purchaser.

            Purchaser shall have no obligation to complete the Closing or the transactions contemplated hereby unless there shall have been transferred and conveyed to Purchaser good, valid and indefeasible title to all of the Company Shares free and clear of all Liens.

      1B. THE CLOSING. The closing of the purchase and sale of the Company Shares pursuant to Section 1A (the "CLOSING") shall take place at the offices of Purchaser, at 10:00 a.m. on the date of this Agreement, or at such other place or on such other date as may be mutually agreeable to the Company and the Purchaser. The date on which the Closing is held is referred to in this Agreement as the "CLOSING DATE."

      2. CONDITIONS TO THE PURCHASER'S OBLIGATION AT THE CLOSING. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the
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fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

      2A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company to the Purchaser contained herein shall be true and correct at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time.

      2B. COMPLIANCE. The Company and Freeman shall have performed and complied in all material respects with all obligations and covenants required by this Agreement and the Seller Documents to be performed or complied with by any one or more of them on or prior to the Closing Date.

      2C. MATERIAL ADVERSE CHANGE. Since December 1, 1997, there shall not have been or occurred (i) any change, destruction or loss, whether or not covered by insurance, which would result in the loss of a material part of the properties or assets of the Company, (ii) any Legal Proceedings instituted or threatened against the Company, Freeman or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might, in the reasonable opinion of the Purchaser, result in a Material Adverse Change, (iii) any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or (iv) any other event or occurrence which could reasonably be expected to result in a Material Adverse Change.

      2D. THIRD PARTY CONSENTS. The Company shall have obtained the consents and waivers, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the other Seller Documents set forth on SCHEDULE 5C; PROVIDED, HOWEVER, that neither the Company, Freeman nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the payment of filing fees, recording fees and other similar administrative fees).

      2E. REGISTRATION RIGHTS AGREEMENT UNDERTAKING. The Company and Freeman shall have entered into a Registration Rights Agreement Undertaking, (the "REGISTRATION RIGHTS AGREEMENT UNDERTAKING"), which requires the Purchaser to grant the Shareholders the registration rights provided therein upon conversion of the Shareholders' shares in the Company to shares of Purchaser in accordance with the terms of the Shareholders' Agreement.

       2F. SHAREHOLDERS' AGREEMENT. The Company, the Purchaser and Freeman shall have entered into a certain "Aquatica, Inc. Shareholders' Agreement", (the "SHAREHOLDERS' AGREEMENT"), and the Shareholders' Agreement shall be in full force and effect as of the Closing.

      2G. CORPORATE GOVERNANCE DOCUMENTS. The Purchaser shall have received copies of the Company's Articles of Incorporation, By-laws, and documents shall be executed at Closing for the Company to qualify to do business in the State of Texas and for the Articles of Incorporation of the Company to be amended in the State of Louisiana, and other agreements, instruments and indentures relating to the corporate governance of the Company.

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      2H. EMPLOYMENT AGREEMENTS. The Company and each of the Executives, Freeman and Brad Pellegrin, shall have entered into employment and non-competition agreements (the "Employment Agreements").

       2I. LEGAL OPINIONS. The Purchaser shall have received from the Company's Special Counsel, a legal opinion which shall be addressed to the Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser.

       2J. CLOSING DOCUMENTS. The Company shall have delivered to the Purchaser each of the following documents:

            (i) certified copies of the resolutions duly adopted by the Company's shareholders and board of directors authorizing the execution, delivery and performance of this Agreement and each of the Seller Documents and the other agreements contemplated hereby, the issuance and sale of the Company Shares and the consummation of all other transactions contemplated by this Agreement and the other Seller Documents;

            (ii) certified copies of the Company's Articles of Incorporation and By-laws, each as in effect at the Closing;

            (iii) a "Key Man" Life Insurance Policy in the amount of $1,900,000 naming Freeman as the insured party and Whitney National Bank and the Company as the beneficiary; and,

            (iv) such other documents, instruments and certificates relating to the transactions contemplated by this Agreement or any of the other Seller Documents as the Purchaser or its counsel may reasonably request or are otherwise required by this Agreement.

       2K. PROCEEDINGS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents, instruments and certificates incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel.

      3. CONDITIONS TO THE COMPANY'S AND FREEMAN'S OBLIGATION AT THE CLOSING. The obligations of the Company and Freeman to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part to the extent permitted by applicable Law):

      3A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date.

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      3B. COMPLIANCE. The Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

      3C. THIRD PARTY CONSENTS. The Purchaser shall have obtained the consents and waivers, in a form reasonably satisfactory to the Company, with respect to the transactions contemplated by this Agreement set forth in SCHEDULE 5C; provided, however that the Purchaser shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the payment of filing fees, recording fees and other similar administrative fees).

      3D. REGISTRATION RIGHTS AGREEMENT UNDERTAKING. The Purchaser shall have entered into the Registration Rights Agreement Undertaking which is to be executed upon conversion of Freeman's shares in the Company to shares of Purchaser in accordance with the terms of the Shareholders' Agreement.

      3E.   LOAN COMMITMENT  AGREEMENT.  The Purchaser shall have executed the
Subdebt Lending Commitment Letter as of the Closing.

      3F. SHAREHOLDERS' AGREEMENT. The Purchaser shall have entered into the Shareholders' Agreement, and the Shareholders' Agreement shall be in full force and effect as of the Closing.

      3G. LEGAL OPINIONS. The Company and Freeman shall have received from the Purchaser's General Counsel, a legal opinion which shall be addressed to the Company and Freeman, dated the Closing Date and in form and substance reasonably satisfactory to the Company.

      3H.   CLOSING  DOCUMENTS.  The  Purchaser  shall have  delivered  to the
Company and Freeman each of the following documents:

            (i) certified copies of the resolutions duly adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Seller Documents and the other agreements contemplated hereby and the consummation of all other transactions contemplated by this Agreement; and

            (ii) such other documents, instruments and certificates contemplated by this Agreement as the Company or its counsel may reasonably request.

      3I. PROCEEDINGS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents, instruments and certificates incident thereto shall be satisfactory in form and substance to the Company, Freeman and their counsel.

      4.    COVENANTS

      4A. FINANCIAL STATEMENTS AND OTHER INFORMATION. Until the Shareholders have converted their shares in the Company into shares of the Purchaser in accordance with the terms of the
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Shareholders' Agreement, the Company shall deliver to the Purchaser (so long as the Purchaser and/or its Affiliates Beneficially Owns at least 25% of the outstanding shares (subject to adjustment for any stock splits, stock dividends, recapitalization or similar events)) of Common Stock of the Company:

      FINANCIAL STATEMENTS. Cause to be prepared and furnished to Payee the following (financial statements covering any period after October 1, 1997 kept in accordance with GAAP applied on a consistent basis, unless the Company's certified public accountants concur in any change therein and such change is disclosed to the Company and is consistent with GAAP):

            (a) as soon as possible, but not later than forty-five (45) days after the close of each fiscal year of Company, unqualified audited financial statements of the Company and its subsidiaries as of the end of such year, on a consolidated basis, certified by a firm of independent certified public accountants of recognized national standing or otherwise acceptable to Purchaser (except for a qualification for a change in accounting principles with which the independent public accountant concurs);

            (b) as soon as possible, but not later than thirty (30) days after the end of each month hereafter, unaudited interim financial statements of the Company and its subsidiaries as of the end of such month and of the portion of the Company's fiscal year then elapsed, on a consolidating basis certified by the principal financial officer of the Company as prepared in accordance with GAAP and fairly presenting the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements should contain notes covering at least cash flow, profit/loss, balance sheet, accounts receivable aging, operating statistics comparison to budget and a narrative written analysis of that month.

             (c) The Company shall forward to Purchaser a certificate of the aforesaid certified public accountants certifying to Purchaser that, based upon their examination of the financial statements of the Company and its subsidiaries performed in connection with their examination of said financial statements, they are not aware of any event of default, or, if they are aware of such event of default, specifying the nature thereof.

            (d) Such other financial information as the Purchaser may reasonably request, including, without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 4.

      4B. INSPECTION OF PROPERTY. Until the Company has completed its initial Qualified Public Offering, the Company shall permit any representatives designated by the Purchaser (so long as the Purchaser and/or its Affiliates Beneficially Owns any Common Stock of the Company), upon reasonable notice and during normal business hours and such other times as any the Purchaser may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

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      4C.   AFFIRMATIVE  COVENANTS.  So  long  as the  Purchaser  Beneficially
Owns any Common Stock of the Company, the Company shall:

            (i) Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or properties prior to the date on which any penalty is attached thereto or the same shall otherwise become in default; provided that the Company shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

            (ii) Maintain a comparative system of accounts in accordance with GAAP for any period after October 1, 1997, consistently applied, and keep full and complete financial records and books of account, in which complete entries shall be made in accordance with GAAP for any period after October 1, 1997, consistently applied, reflecting all financial transactions of the Company.

            (ii) Comply with the applicable requirements of all laws, rules, regulations, treaties and orders of any governmental authority (including, without limitation ERISA and Environmental Laws), the violation of which might reasonably be expected to have a Material Adverse Effect.

       4D. COMPLIANCE WITH AGREEMENTS. The Company shall perform and observe all of its material obligations to the Purchaser set forth in the (i) Company's Articles of Incorporation and By-laws, (ii) Shareholders' Agreement and (iii) the Employment Agreements.

      4E.   VESSELS. At all times on and after the Closing Date, the Company:

      (a)   so  long  as  it  owns  U.S.  documented   vessels,   shall  be  a
corporation qualified to document a vessel under 46 U.S.C 12102(a)(4); and

      (b) shall not operate any of the Vessels or any other vessels owned by the Company so as to cause the Company, or any of their respective assets to be liable for any material penalties for breach of the Coastwise Laws.

       4F. ACCESS TO INFORMATION; CONFIDENTIALITY Prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of Company as the Purchaser reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall discharge or any of the representations, warranties, covenants or agreements of the Company or Freeman contained in this Agreement or any of the Seller Documents.

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       4G. CONDUCT OF THE BUSINESS PENDING THE CLOSING. Except as otherwise expressly contemplated by this Agreement or with the prior WRITTEN consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), until the Closing Date the Company shall:

            (i) conduct the business of the Company only in the ordinary course of business consistent with past practice;

            (ii) not declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other profit participations or proprietary or equity interests in, the Company; not transfer, issue, sell or dispose of any shares of capital stock or profit participations or other proprietary or equity interests in, or other securities of the Company or grant options, warrants, calls or other rights to directly or indirectly purchase or otherwise acquire profit participations or proprietary or equity interests in the Company or shares of capital stock of the Company or other securities (except as to any of the foregoing as set forth on SCHEDULE 5F);

            (iii) not effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

            (iv) not amend the Articles of Incorporation or By-laws of the Company;

            (v) use its commercially reasonable best efforts to (A) preserve its present business operations, organization (including, without limitation, management) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

            (vi) maintain insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement (with insurers of substantially the same or better financial condition);

            (vii) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, except that the Company shall maintain a comparative system of accounts in accordance with GAAP beginning October 1, 1997 and thereafter, (B) continue to collect accounts receivable and pay accounts payable utilizing historical procedures and without discounting or accelerating payment of such accounts, except that the Company shall maintain a comparative system of accounts in accordance with GAAP beginning October 1, 1997 and thereafter, and (C) comply with all contractual and other obligations applicable to the operations of the Company;

            (viii) not, other than in the ordinary course of business consistent with past practice and without materially increasing the benefits or the costs thereof (except as described on SCHEDULE 5F) (A) increase the compensation payable or to become payable by the Company to any of its respective directors, officers, employees, agents or representatives, (B) increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any

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of the directors, officers, employees, agents or representatives of the Company or (C) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

            (ix) not introduce any material change with respect to the operations of the Company;

            (x) except as set forth on SCHEDULE 5F, not permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size, subject matter or otherwise is not in the ordinary course of business ;

            (xi) promptly notify the Purchaser of (A) any one or more or Extraordinary Losses suffered by the Company, (B) any casualty losses or damages suffered by the Company or any of its Subsidiaries with respect to property and assets having an individual replacement cost of more than $100,000 or aggregate replacement cost of more than $100,000 or which could cause a Material Adverse Change, whether or not such losses or damages are covered by insurance, and (C)
(i) any material Legal Proceeding commenced by or against the Company or (ii) any Legal Proceeding commenced or threatened against the Company or Freeman relating to the transactions contemplated by this Agreement;

            (xii) not permit the Company to make any loans to, or pay any fees or expenses (except in the Ordinary Course of Business) to, or enter into or modify any Contract with, Freeman;

            (xiii) promptly and accurately record in the appropriate records and books of account of the Company, as applicable, all material corporate action taken on or after the date hereof by the shareholders or the boards of directors (including committees thereof) of the Company and promptly following such recordation deliver true, correct and complete copies thereof to Purchaser; or

            (xiv) not agree to do anything prohibited by this Section 4G or anything that would make any of the representations and warranties of the Company or Freeman in this Agreement or the Seller Documents untrue or incorrect in any material respect.

       4H. FINANCIAL STATEMENTS. The Company (i) shall (if the request is timely) deliver to Purchaser as promptly as practicable after Purchaser's request therefor and, in any event at least 15 days prior to the applicable filing deadline therefor under the Securities Act, the Securities Exchange Act or the regulations promulgated thereunder, such financial statements, financial statement schedules and other financial information relating to the Company and any future business acquisitions by the Company which Purchaser may require in order to prepare any registration statement, report, proxy statement or other filing under any such securities law or regulation and shall direct its independent public accountants to cooperate with Purchaser in connection therewith and (ii) shall use its best efforts to obtain promptly for Purchaser, upon Purchaser's request (and at Purchaser's sole cost), any consent, report, opinion or letter of such accountants require to be filed by Purchaser under such law or regulations.

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      4I. OTHER ACTIONS. Each of the Company, Freeman and the Purchaser shall use its commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and
(ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement set forth in Sections 2 and 3.

      4J.   CONFIDENTIALITY AND EMPLOYMENT PRACTICES.

            Until Conversion, as such term is defined in the Shareholders' Agreement, the Company will use its commercially reasonable best efforts :

      (1) not to hire any officer or significant employee of the Company who has an employment, non-compete, confidentiality or other similar agreement with a prior employer which would be violated by his or any of their [employment] activities with the Company.

      (2) supervise its agents, executives and other company representatives not to use any trade secret or confidential information developed by another company, including, but not limited to, customer lists, computer programs, research data, marketing and business strategies, production formulas, technical reports, drawings, blueprints or other reproductions of confidential information in violation of Louisiana law (LSA-R.S.51-1431) or any similar state or federal law.

      (3) not to engage in any unfair trade practices involving fraud, misrepresentation, deception, breach of fiduciary duty or any other unethical conduct regarding its formation, conduction of business, manner of hiring of employees and/or customer/business solicitation or development and has not targeted any company in its employment or customer development plans or activities either generally or for the purpose of unfairly injuring their business in violation of Louisiana law (LSA-R.S. 51-1405 et.sec.) or any other applicable state or federal law.

      5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As a material inducement to the Purchaser to enter into this Agreement and purchase the Company Shares the Company hereby represents and warrants at the time of execution hereof that:

      5A. ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. The Company is in the process of qualifying to do business under the laws of the State of Texas. The Company has all requisite legal and corporate power and authority and all Permits necessary to own, lease and operate its properties, to carry on its businesses as now conducted, to execute and deliver this Agreement and each other Seller Document, to consummate the transactions contemplated hereby and thereby and to duly perform its obligations hereunder and thereunder, including but not limited to all Permits necessary to operate the vessels and diving bells used in the Company's business, except for such Permits which, if not obtained, would not have a Material Adverse Effect. Copies of the Company's Articles of Incorporation, By-laws or other organizational documents have been

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delivered to the Purchaser and its counsel, which reflect all amendments made thereto and are correct and complete. The Company does not own any subsidiaries.

      5B.   CAPITAL STOCK AND RELATED MATTERS

            (i) The authorized capital stock of the Company consists solely of
      (A) Twenty Million shares of Common Stock, no par value, of which Five Million, Five Hundred Thousand shares of Common Stock are issued and outstanding and, as of the Closing Date, Ten Million shares of Common Stock shall be issued and outstanding and (B) Five Million shares of Preferred Stock, no par value none of which are issued and outstanding. The Company does not have outstanding any capital stock or securities directly or indirectly convertible into or exchangeable for any shares of its capital stock or any profit participation (other than a cash bonus program based upon earnings as described in SCHEDULE 5N) or proprietary or equity interests, nor shall it have outstanding any options, warrants or other rights (except as expressly set forth on
       SCHEDULE 6B) to acquire, subscribe for or purchase its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 5N) or proprietary or equity interest in the Company or any stock or securities directly or indirectly convertible into or exchangeable for its capital stock or any other profit participation or proprietary or equity interest in the Company nor is the Company committed to do any of the foregoing, except as expressly set forth on SCHEDULE 5B. The Company is not subject to: (i) any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, any stock or securities directly or indirectly convertible into or exchangeable for its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 5N) or proprietary or equity interest in the Company, or (ii) any options, warrants or other rights to directly or indirectly acquire its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE
      5N) or proprietary or equity interest in the Company except to the Purchaser under this Agreement or as expressly set forth on SCHEDULE 5B. All of the outstanding shares of the Company's capital stock (including, without limitation, the Company Shares) are, and as of the Closing, shall have been duly authorized, validly issued, fully paid and nonassessable. Immediately upon completion of the Closing, Purchaser will own, and have good, valid and indefeasible title to, the Company Shares free and clear of all Liens.

            (ii) There are no statutory or contractual shareholders preemptive rights, rights of first offer, rights of refusal, co-sale rights or similar rights with respect to any capital stock, securities or other profit participations or proprietary or equity interests in the Company, including, without limitation, the issuance of the Company Shares hereunder, except as expressly set forth on SCHEDULE 5B. No capital stock or other securities of the Company has been issued in violation of any such right. To the best of the Company's knowledge, there are no agreements with respect to the issuance, sale, redemption, transfer, disposition or voting of capital stock of the Company or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 5N) or proprietary or equity interest in the Company or with respect to any other aspect of the Company's affairs, except as expressly set forth on SCHEDULE 5B. The Company does not (i) Beneficially Own of record any capital

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      stock, security or other profit participation or proprietary or equity interest of or in any other Person or (ii) have any other investment in any other Person.

      (iii) The Company does not (i) Beneficially Own of record any capital stock, security or other profit participation or proprietary or equity interest of or in any other Person or (ii) have any other investment in any other Person.

      5C. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and the other Seller Documents to which the Company is a party have been duly authorized by all necessary corporate, including shareholder, action on the part of the Company. This Agreement and each other Seller Document have been duly and validly executed and delivered by, and constitute a valid and binding obligation of, the Company and each Executive which is a party thereto enforceable against such Person in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity). The execution and delivery by the Company and each Executive of this Agreement and each other Seller Document to which such Person is a party, the offering, sale and issuance by the Company or any shareholder of the Company Shares, and the fulfillment of and compliance with the respective terms of this Agreement and the other Seller Documents to which such Person is a party by any such Person, do not and shall not (a)(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or any event which with the giving of notice, passage of time or both would constitute a default under, (iii) give rise to any right or right of termination, cancellation or acceleration or right to increase in any material respect the obligations or otherwise modify in any material respect the terms of, (iv) result in a violation of, or (v) require any consent, approval, waiver, Order, Permit or exemption or other action by or notice, declaration or filing to or with any Governmental Body pursuant to, the Articles of Incorporation, By-laws or other organizational documents of the Company or any Law, Contract, Permit or Order, to which the Company, Executive or any of their respective assets is subject, except for waivers or consents set forth on SCHEDULE 5C, or (b) result in the creation or imposition of any Lien upon the capital stock, property or assets of the Company, Shareholders or Executive .

      5D. FINANCIAL STATEMENTS. Attached hereto on SCHEDULE 5D are the unaudited consolidated balance sheets of the Company as of December 31, 1997 and the related statements of income, shareholder's equity and cash flows for the two month periods then ended (the "FINANCIAL STATEMENTS"). Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with GAAP consistently applied, and presents fairly the financial condition and results of operations of the Company through the periods covered thereby.

      5E. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 5E, to the best of the Company's knowledge the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing (regardless of when any such obligation or liability is asserted, including Taxes, with respect to or based upon transactions or events occurring on or before the Closing, other than (i) liabilities set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 (including any notes thereto) (the "LATEST BALANCE SHEET,"), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (iii) as set forth in the footnotes to the Financial Statements, or (iv) liabilities and obligations which would not, either individually or in the aggregate, have a Material Adverse Effect.

      5F. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on SCHEDULE 5F or as expressly contemplated by this Agreement, since December 31, 1997 up to and including the Closing Date:

            (i) there has not occurred any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change;

            (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company at a replacement cost of more than $20,000 for any single loss or $100,000 for all such losses;

            (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of the capital stock or other securities of, or other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in, the Company;

            (iv) there has not been any transfer, issue, sale or disposition of any sales of capital stock, securities or profit participations (other than a cash bonus program based on earnings described in SCHEDULE 6N) or other proprietary or equity interests in the Company or any grant of options, warrants, calls or other rights to directly or indirectly purchase or otherwise acquire profit participations (other than a cash bonus program based on earnings described in
                  SCHEDULE 5M) or proprietary or equity interests in the Company or shares of capital stock or securities of the Company;

            (v) the Company has not awarded or paid any bonuses to employees of the Company except to the extent appearing on the Latest Balance Sheet or has not entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by the Company to any directors, officers, employees, agents or representatives of the Company or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plan, payment or arrangement made to, or with such directors, officers, employees, agents or representatives;

            (vi) there has not been any change by the Company in accounting principles, methods or policies;

            (vii) the Company has not introduced any material change with respect to the operations of the Company which is not in the Ordinary Course of Business;

            (viii)the Company has not entered into any transaction or made or entered into any Contract which by reason of its size, subject matter or otherwise is not in the Ordinary Course of Business;

            (ix)  the Company has not suffered one or more Extraordinary Losses;

            (x) the Company has not made any investments in or loans to, or paid any material fees or expenses to, or entered into or modified any Contract with any of the Shareholders' or any other respective Affiliates and other than inter-company arrangements between the Company and its subsidiaries; and,

            (xi) the Company has not agreed or committed to do anything set forth in this Section 5F.

      5G. TAX MATTERS. The Company has filed in a timely manner all tax returns which it is required to file other than those which, individually or in the aggregate, would not have a Material Adverse Effect; and such returns are true and correct in all material respects. The Company has it(or has made provision for the payment thereof on the Latest Balance Sheet) and has withheld and paid over all Taxes which it is obligated to withhold from amounts owing to any employee, creditor or other Person. No unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company, and the assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor on the Latest Balance Sheet. The Company has not incurred any liability for Taxes from the date of the Latest Balance Sheet except for Taxes incurred in the ordinary course of business consistent with past practice.

      5H. LITIGATION. There are no Legal Proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company or the business or assets of the Company, that if adversely determined, could reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under this Agreement or any of the Seller Documents or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby. There is no outstanding or, to the knowledge of the Company, threatened Order of any Governmental Body against, involving or naming the Company or involving any of its assets.

      5I. REAL PROPERTY. (a) The Company does not own any real property.
SCHEDULE 5I contains a correct and complete schedule of the documents comprising all leases, subleases, licenses, rights of way or other Contracts for the use or occupancy of any real property ("REAL PROPERTY LEASES"). The Company is not a party to any lease, sublease, license or other agreement for the use or occupancy of any real property other than the Real Property Leases. Except as set forth on SCHEDULE 5I, the Company has not assigned, sublet, mortgaged or otherwise encumbered in any respect whatsoever its leasehold estate under the Real Property Leases. Except as set forth on SCHEDULE 5I, the Company does not own or hold, or is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

      (b) Each of the Real Property Leases is a valid and binding obligation enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and there is no default under any of the Real Property Leases by the Company, or, to the knowledge of the Company, by any other party thereto and, to the knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except for such defaults or events which would not have a Material Adverse Effect. No previous or current party to the Real Property Leases has given written notice of or made a claim against the Company with respect to any breach or default thereunder which remains uncured or otherwise in existence as of the date hereof. To the knowledge of the Company, each of the Real Property Leases covers the entire estate it purports to cover and entitles the Company to the use, occupancy and possession of the real property for the purposes such property is now being used by the Company. Complete and correct copies of the Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder have been delivered to the Purchaser. To the knowledge of the Company, the property which is subject to the Real Property Leases complies with all applicable Laws, except for such failure to comply which would not have a Material Adverse Effect. No notice of violation of any such Law has been received by the Company and, to the knowledge of the Company, no such notice has been issued by any Governmental Body with respect to such property.

      5J. VESSELS. (a) The Company does not own or operate any vessels other than those listed on SCHEDULE 5J (collectively, the "VESSELS"). Each of the Vessels listed on SCHEDULE 5J is duly documented in the sole ownership of the Company under the Law and flag of the jurisdiction indicated for such vessel on
SCHEDULE 5J, is in compliance with all applicable Laws of such jurisdiction and of the United States of America, except for any such noncompliance as would not have a Material Adverse Effect, and, at no time during the Company's ownership of the Vessels, have any of the Vessels been sold, chartered or otherwise transferred to any Person in violation of Law.

            (b) The Company has good, valid and indefeasible title to each of the Vessels, free and clear of any Liens, other than those Liens described on
SCHEDULE 5J.

            (c) Each of the Vessels listed on SCHEDULE 5J maintains the class indicated on SCHEDULE 5J with the classification society indicated on SCHEDULE 5J, free of recommendations that would have a Material Adverse Effect.

            (d) Except as indicated on SCHEDULE 5J, each of the Vessels is in adequate running order and repair, and, insofar as due diligence can make such vessel so, tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in all material respects seaworthy and in adequate operating condition to perform its functions as currently contemplated. Each of the Vessels that is documented under U.S. flag has a clean certificate of inspection from the United States Coast Guard free of reported or reportable exceptions or notations of record.

            (e) The Company have filed with each appropriate Governmental Body all evidence of financial responsibility to the extent required under all applicable Laws, including the Oil Pollution Act of 1990, 33 U.S.C." 2710 ET SEQ., and the rules and regulations promulgated thereunder, except for such failure to file as would not have a Material Adverse Effect.

            (f) In respect of each Vessel documented under the law and flag of the United States of America with a Certificate of Documentation issued with a coastwise endorsement, the Company has provided to the Purchaser a true and complete copy of the duly completed application for exchange of such Certificate of Documentation with a new Certificate of Documentation issued with a registry endorsement.

      5K. TANGIBLE PERSONAL PROPERTY. (a) SCHEDULE 5K sets forth all leases of personal property ("PERSONAL PROPERTY LEASES") involving annual payments in excess of $10,000 relating to personal property, other than Vessels, used in the business of the Company or to which the Company or any is a party or by which the Company or any of its properties or assets is bound, the parties thereto, the amount of annual payments in respect thereof and the termination date and the conditions of renewal thereof. Complete and correct copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder, have been delivered or otherwise made available to Purchaser.

      5L. INTANGIBLE PROPERTY. (a) SCHEDULE 5L sets forth a complete and correct list of each patent, trademark, trade name, service mark, brand mark, brand name, Software and copyright owned or used in the business of the Company as well as all registrations thereof and pending applications therefor, and each material license or other material Contract relating thereto (collectively, the "INTANGIBLE PROPERTY") and indicates, with respect to each item of Intangible Property, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the basic terms of such license or other Contract relating thereto. Except as set forth on SCHEDULE 5L, each of the foregoing is owned by the Company or one of its Subsidiaries free and clear of any and all Liens and is in good standing and no other Person has any claim of ownership with respect thereto. The use of the foregoing by the Company does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person, which, in any such case, could have a Material Adverse Effect. There have been no Legal Proceedings initiated or, to the knowledge of the Company, threatened with respect to Intangible Property and the Company has not received any notice or otherwise knows that any of the foregoing is invalid or conflicts with the asserted rights of other Persons or have failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of the Intangible Property that could have a Material Adverse Effect.

      (b) The Company owns or licenses all Intangible Property, know-how, formulae and other proprietary and trade rights necessary for the conduct of their respective businesses as now conducted.

      5M. MATERIAL CONTRACTS. (a) Except as set forth on SCHEDULES 5B, 5I, 5J, 5K, 5L or as set forth on SCHEDULE 5M, neither the Company nor any of its properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, the performance of which will extend over a period greater than One Hundred Eighty (180) days; (ii) employment, consulting, non-competition, severance, golden parachute or employee, officer, or director indemnification Contract (including, without limitation, in each case any material Contract to which the Company or any of its Subsidiaries is a party involving employees of the Company), which is not terminable by the Company, as the case may be, within sixty (60) days after written notice thereof and without liability to the Company; (iii) distributorship, sales representative or sales agency Contract, which is not terminable by the Company, as the case may be, within sixty (60) days after written notice thereof and without liability to the Company; (iv) Contract (including, without limitation, purchase orders issued by customers or to suppliers of the Company which remain open as of the date of this Agreement) involving the commitment or payment reasonably expected to be in excess of $1,000,000 for the future purchase of services or equipment; (v) Contract among stockholders or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets individually or in the aggregate in excess of $25,000, partnership interests or capital stock of the Company or any other Person or involving a sharing of profits which could, individually or in the aggregate, reasonably be expected to be in excess of $25,000; (vi) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract involving liabilities, individually or in the aggregate, in excess of $25,000; (vii) material Contract relating to the exploration, development, exploitation, extraction or transportation of oil or gas, (viii) Contract with any Governmental Body; or (ix) Contract for the charter of any vessels. There has been delivered or otherwise made available to Purchaser complete and correct copies of the Contracts listed on SCHEDULES 5B, 5I, 5J, 5K, 5L, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

      (b) Each of the Contracts listed on SCHEDULE 5M is a valid and binding obligation enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and there is no default under any Contract listed or described on SCHEDULE 5M either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, which could result in a Material Adverse Effect. No party to any Contract set forth on SCHEDULE 5M has given notice of or initiated a material Legal Proceeding with respect to any breach or default thereunder.

      5N. EMPLOYEE BENEFITS. (a) SCHEDULE 5N AND 5B sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained by the Company.

      (b) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made or provided for (without regard to any waivers granted with respect thereto).

      (c) Complete and correct copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been delivered to Purchaser, including the most recent summary plan descriptions.

      (d) No Employee Benefit Plan will require the payment of severance benefits, separation pay or any similar pay as a result of the consummation of the transactions contemplated by this Agreement.

      5O.   LABOR.  (a) The Company is not a party to any labor or  collective
bargaining  agreement  and  there  are  no  labor  or  collective   bargaining
agreements which pertain to employees of the Company.

      (b) No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the knowledge of the Company, threatened by any labor organization or group of employees of the Company.

      (c) There are no labor or employment related (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

      (d) There are no complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment by the Company of any individual, including any claim for workers' compensation , which could reasonably be expected to result in a Material Adverse Change. To the knowledge of the Company, the Company is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, workers' compensation, pay equity and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, noncompliance with which could result in a Material Adverse Charge.

      5P. COMPLIANCE WITH LAWS; PERMITS. (a) To the knowledge of the Company, the Company is in compliance in all material respects with all Laws and Orders promulgated by any Governmental Body (including, without limitation, the Commissioner of Customs and the U.S. Coast Guard) applicable to the Company or to the conduct of the business or operations of the Company or the use of any of its properties (including any leased properties) and assets, noncompliance with which could result in a Material Adverse Change. The Company has not received, or knows of the issuance of, any notices of any violation or alleged violation of any such Law or Order of any Governmental Body. There are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Body with respect to such business or operations of the Company which, either individually or in the aggregate, could result in a Material Adverse Change.

      (b) SCHEDULE 5P lists all Permits of the Company issued or granted by any Governmental Body, indicating, in each case, the expiration date thereof, which are material to the business and operations of the Company. The Company has all Permits that are required to be obtained by each of them to permit the operations of their respective businesses in the manner in which such operations are currently and heretofore conducted, except to the extent that the failure to have any such Permit could not, either individually or in the aggregate, cause a Material Adverse Change. The Company has complied with all conditions of such Permits applicable to it, non-compliance with which could result in a Material Adverse Effect. No default or violation, or event, that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Permits are in full force and effect without further consent or approval of any Person except for such as would not have a Material Adverse Effect.

      5Q. ENVIRONMENTAL MATTERS. Except as would not have a Material Adverse Effect, to the Company's knowledge, (i) the operations of the Company are in compliance with all Environmental Laws; (ii) the Company has all Environmental Permits required for its operations; all such Environmental Permits are in full force and effect and in good standing, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened with respect to any such Environmental Permit; the Company is in compliance with such Environmental Permits; (iii) the Company is not (x) subject to any outstanding written Order or, except as set forth on SCHEDULE 5Q, Material Contract, including Environmental Liens, with or in favor of any Governmental Body or Person relating to Environmental Laws, Environmental Permits or Hazardous Materials or
(y) to the knowledge of the Company, subject to any federal, state or local investigation concerning any Environmental Laws or Environmental Claims; (iv) the Company is not subject to any Legal Proceeding alleging the violation of any Environmental Law or Environmental Permit; (v) the Company has not received (nor, to the knowledge of the Company, has there been issued) any written communication that alleges that either the Company is not in compliance with any Environmental Law or Environmental Permit; (vi) except as set forth on SCHEDULE 5Q, the Company has not caused or, to the best knowledge of the Company after due inquiry, permitted any Hazardous Materials to remain or be disposed of, either on or under real property owned or operated by the Company or on any real property not permitted to accept, store or dispose of such Hazardous Materials;
(vii) to the knowledge of the Company, except as set forth on SCHEDULE 5Q, there is not now on or in the Leased Property (A) any underground storage tanks or surface tanks, dikes or impoundments; (B) any friable asbestos containing materials or (C) any polychlorinated biphenyls.

      5R. INSURANCE. SCHEDULE 5R sets forth a list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Except as set forth on SCHEDULE 5R, all such policies are in full force and effect. SCHEDULE 5R also sets forth, for each such policy, the type of coverage, name of the insured (other than third parties), the insurer, the expiration date of each policy, the amount of coverage per occurrence and in the aggregate, and any deductible amount or other form of self-insured retention. Such policies of insurance are valid, enforceable and in full force and effect (and will continue to be valid, enforceable and in full force and effect following the Closing) and, taken together, provide the Company, and its, directors and officers with, in the reasonable judgment of the Company, adequate coverage for all risks normally insured against a Person carrying on the same businesses as the Company. Except as set forth on SCHEDULE 5R , the Company has not received any refusal of coverage or any notice that a defense will be afforded with a reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. The Company has delivered or otherwise made available to Purchaser complete and correct copies of each policy listed on
SCHEDULE 5R, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

      5S. RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 5S, none of the Company's shareholders or any of their respective Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company excluding ownership of shares of publicly traded companies.

      5T. ENTIRE BUSINESS. Except for the unavailability from time to time of vessels or oil services machinery and equipment for charter or lease on the spot market, the assets, properties and rights which will be owned, leased or licensed by the Company as of the Closing Date will constitute all of the tangible and intangible property used by and necessary to the Company in connection with the conduct of their businesses as now conducted.

       5U. NO FINDER'S FEE. There are no claims for brokerage commissions, finders' fees or similar compensation payable by the Company and/or its Affiliates in connection with the transactions contemplated by this Agreement.

      5V. DISCLOSURE. Neither this Agreement nor any of the exhibits, schedules, attachments, documents, certificates supplied to the Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby nor any of the Seller Documents contains any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading under the circumstances. There is no fact which the Company has not disclosed to the Purchaser and of which any of its officers, directors or key employees is aware and which has had or would reasonably be anticipated to have a Material Adverse Effect.

      6. REPRESENTATIONS AND WARRANTIES OF FREEMAN. As a material inducement to the Purchaser to enter into this Agreement and purchase the Company Shares, Freeman hereby represents and warrants at the time of execution hereof that:

       1. CONFIRM COMPANY REPRESENTATIONS. Freeman hereby confirms the accuracy of and hereby also himself makes to the Purchaser the representations and warranties made by the Company in Sections 5B and 5C, and to the best of his knowledge, 5D, 5E, and 5F of this Agreement.

      B.    CONFIDENTIALITY  AND  EMPLOYMENT  PRACTICES.   Freeman  represents
that:

      (1) Neither he nor, to the best of his knowledge, after inquiry, any other officer or significant employee of the Company had an employment, non-compete, confidentiality or other similar agreement with a prior employer which was or would be violated by his or any of their activities with the Company.

      (2) To the best of his knowledge after inquiry, no agent, executive or other company representative has obtained or used any trade secret or confidential information developed by another company, including, but not limited to, customer lists, computer programs, research data, marketing and business strategies, production formulas, technical reports, drawings, blueprints or other reproductions of confidential information in violation of Louisiana law (LSA-R.S. 51-1431) or any other applicable state or federal law.

      (3) Neither he, nor to the best of his knowledge after inquiry, the Company nor, any other officer or significant employee of the Company has or will engage in any unfair trade practices involving fraud, misrepresentation, deception, breach of fiduciary duty or any other unethical conduct regarding its formation, conduct of business, manner or hiring of employees and/or customer/business solicitation or development and has not targeted any company in its employment or customer development plans or activities either generally or for the purpose of unfairly injuring their business in violation of Louisiana Law (LSA-R.S. 51-1405 et.sec.) or any other applicable state or federal law.

      (4) To the best of his knowledge after inquiry, the Company maintains records which are sufficient, based on advice of outside counsel, to evidence that the manner in which it hires employees is consistent with this Section 6.B. To the best of his knowledge after inquiry, Employees have most often been hired based on a general solicitation (such as in newspaper advertisement) or by actively seeking employment from the Company.

      7. PURCHASER'S REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and Freeman to enter into this Agreement and sell the Company Shares, the Purchaser hereby represents and warrants at the time of execution hereof that:

      7A. ORGANIZATION AND CORPORATE POWER. The Purchaser is duly organized, validly existing and in good standing under the laws of Minnesota and is duly qualified or authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions where the Purchaser's ownership or lease of property or conduct of business requires it to so qualify, except for those jurisdictions where the failure to be so qualified or authorized would not have a material adverse effect on the business, properties, results of operations, prospects, operations, condition (financial or otherwise) of the Purchaser taken as a whole. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Seller Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to duly perform its obligations hereunder and thereunder.

      7B. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and the other Seller Documents to which the Purchaser is a party have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Seller Document to which the Purchaser is a party has been duly and validly executed and delivered by, and constitutes or, at the Closing, will constitute, a valid and binding obligation of, the Purchaser enforceable against the Purchaser in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity). The execution and delivery by the Purchaser of this Agreement and each other Seller Document to which the Purchaser is a party and the fulfillment of, and the compliance with, the respective terms of this Agreement and the other Seller Documents to which the Purchaser is a party by the Purchaser, do not and shall not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, (ii) constitute a default under or any event which with the giving of notice, passage of time or both would constitute a default under, or
(iii) result in a violation of, require any consent, approval, waiver, Order, Permit or exemption or other action by or notice, declaration or filing to or with any Governmental Body pursuant to, the corporate organizational documents of the Purchaser, or any Law to which the Purchaser is subject, or any Contract, Permit or Order to which the Purchaser is a named party and subject, except for consents or approvals set forth on SCHEDULE 7B.

      7C. RESTRICTED SECURITIES. The Restricted Securities purchased hereunder or acquired pursuant hereto are being acquired by the Purchaser for its own account with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling or distributing such securities in any transaction that would be in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with applicable Law. The Purchaser understands that the Restricted Securities have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance hereunder in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the Purchaser. The Purchaser further understands that the Restricted Securities may not be transferred or resold without (i) registration thereof under the Securities Act and applicable state securities laws, or (ii) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities laws.

      7D. NO FINDER'S FEE. There are no claims for brokerage commissions, finders' fees or similar compensation payable by the Purchaser and/or its Affiliates in connection with the transactions contemplated by this Agreement.

      7E. PURCHASER INQUIRY. The Purchaser and its advisors have reviewed to their satisfaction, business, management and financial information about the Company and have had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company which questions, if any, have been answered to their satisfaction, including, without limitation, all material contracts and related material described in SCHEDULE 5M, and have had an opportunity to obtain, and have received, any additional information deemed necessary by them in order to form a decision concerning the Purchaser's investment in the Company contemplated herein; provided, however, that none of the foregoing shall limit, diminish or constitute a waiver of any representation, warranty or covenant made under this Agreement by the Company or any Shareholder or impair any rights which the Purchaser may have with respect thereto under Section 11B hereof.

      7F. QUALIFICATION AS AN ACCREDITED INVESTOR. The Purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

      8. PUBLIC DISCLOSURE. No party shall disclose that the Purchaser is acquiring an interest in the Company or the price or terms thereof in any press release or any public announcement or in any document or material filed with any Governmental Body or to any other Person, without the prior written consent of the Company and the Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned) unless such disclosure is required by applicable Law or Rules of the Nasdaq Stock Market or by order of a court of competent jurisdiction in which case prior to making such disclosure, the disclosing party shall use its reasonable efforts to give written notice to the other party describing in reasonable detail the proposed content of such disclosure and shall use its reasonable efforts to permit the Company to review and comment upon the form and substance of such disclosure. With respect to the transactions contemplated by this Agreement, the Purchaser and the Company will coordinate all communications, if any, to third parties.

      9. DEFINITIONS. (a) For the purposes of this Agreement, the following terms have the meanings set forth below:

      "ACADIANA"  means  Acadiana  Divers  and  Salvage,   Inc.,  a  Louisiana
corporation.

      "ACADIANA PURCHASE AGREEMENT" means that certain Agreement of Purchase and Sale of Assets dated as of October 1, 1997 by and between Acadiana as the seller and the Company as the buyer.

      "AFFILIATE" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under, common control with, such Person, or (ii) any director, senior officer or partner of such Person or any Person specified in Clause (i) above, or (iii) any Immediate Family Member of any Person specified in clause (i) or (ii) above.

      "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 of the U.S. Securities and Exchange Commission and "BENEFICIALLY OWNS" shall have a correlative meaning.

      "COASTWISE LAWS" means 46 U.S.C.289-883 and the rules and regulations promulgated thereunder.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONTRACT" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

      "EMPLOYEE STOCK AGREEMENTS" means the Employee Stock Agreements entered into from time to time between the Company and certain employees which provide that the Company shall have a repurchase-option on such employee's shares of Common Stock if the employee ceases to be employed by the Company.

      "ENVIRONMENTAL CLAIM" means any notice of violation, pending or to the knowledge of the Company, threatened court or administrative action, claim, Lien, abatement, order or agency direction (conditional or otherwise) by any Governmental Body or asserted by any Person pertaining to Environmental Matters.

      "ENVIRONMENTAL LAW" means any Law, as existing as of the Closing Date, concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. " 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. " 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C." 6901 ET SEQ.), the Clean Water Act (33 U.S.C. " 1251 ET SEQ.), the Clean Air Act (33 U.S.C. " 7401 et SEQ.), the Toxic Substances Control Act (15 U.S.C. " 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. " 136 ET seq.), the Oil Pollution Act (33 U.S.C." 2701-2719), and the Louisiana spill law (La. Rev. Stat. '30:2025) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto. "Environmental Laws" does not include the Occupational Safety and Health Act or any other law related to worker safety or workplace conditions which, for purposes of this Agreement, shall nevertheless still constitute a Law.

      "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remediating any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages for alleged personal injury, property damage or damage to natural resources or injunctive relief under common law or other Environmental Law.

      "ENVIRONMENTAL PERMIT" means any Permit, approval, authorization, license variance, registration, or permission required under any applicable Environmental Laws and all supporting documents associated therewith.

      "ERISA" means the Employee Retirement Income Security of 1974, as amended.

      "EMPLOYEE SHAREHOLDERS" means employees who are shareholders of the Company.

      "EXECUTIVES" means Prentiss A. Freeman III and Brad Pellegrin.

      "EXTRAORDINARY LOSS" means any extraordinary loss (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments thereto).

      "FACILITIES" means real property now or heretofore owned, leased or operated by the Company.

      "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

      "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

      "HAZARDOUS MATERIALS" means any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum, petroleum products, asbestos and polychlorinated biphenyls.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "IMMEDIATE FAMILY MEMBER" means, with respect to any Person, a spouse, parent, child or sibling (whether natural or adopted) of such Person and any trust or other mechanism established for estate or tax planning purposes solely for the benefit of any such Person's Immediate Family Members.

      "LAW" means any federal, state, local, foreign or supranational statute, treaty, code, ordinance, rule, regulation or other requirement.

      "LEGAL PROCEEDING" means any judicial, civil, criminal, equitable, administrative or arbitral actions, suits, charges, complaints, demands, proceedings (public or private), claims or governmental proceedings.

      "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance, litigation or any other restriction or limitation whatsoever

      "LOAN COMMITMENT AGREEMENT" means the Loan Commitment Agreement by and between the Company and Purchaser dated as of the effective date of this Agreement.

      "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any action, event, circumstance, condition, change or effect which, individually or in the aggregate, has resulted in, or could reasonably be expected to, result in a material adverse change in and/or effect on the business, properties, results of operations, prospects, operations, condition (financial or otherwise) of the Company taken as a whole.

      "OFFICER'S CERTIFICATE" means, with respect to the Company or Purchaser, a certificate signed by a chairman, president or its chief financial officer of such Person, stating, among other things, that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

      "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

      "ORDINARY COURSE OF BUSINESS" shall mean either action consistent with historical Company practice or consistent with oil service industry practice of competitors or reasonably foreseeable trends therein.

      "PERMITS" means any approvals, authorizations, consents, filings, licenses, permits, registrations, qualifications or certificates, other than Environmental Permits.

      "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, Governmental Body or any other entity, agency or political subdivision thereof.

      "QUALIFIED PUBLIC OFFERING" means an underwritten public offering of Common Stock of the Company under the Securities Act pursuant to which the Company receives proceeds, net of underwriting discounts and commissions, of at least $20,000,000.

      "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Hazardous Material into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company.

      "REMEDIAL ACTION" means all actions, including, without limitation, any capital expenditures, required by applicable Environmental Laws to (i) clean up, remove or treat, Hazardous Material ; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material ; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

      "RESTRICTED SECURITIES" means (i) the Company Shares issued hereunder, and
(ii) any securities issued with respect to the securities referred to in clause
(i) above, by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 or Rule 144A (or any similar provision or provisions then in force) under the Securities Act or (c) been otherwise transferred in compliance with applicable securities laws and new certificates for them not bearing a Securities Act restrictive legend set forth have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act restrictive legend.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

      "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      "SELLER DOCUMENTS" means this Agreement and each other Contract, document or certificate contemplated by this Agreement in connection with the consummation of the transactions contemplated by this Agreement.

      "SHAREHOLDERS" means Prentiss A. Freeman III and Cadence Capital Partners I, L.L.C., a Louisiana limited liability company.

      "SHAREHOLDERS' AGREEMENT" means that certain Shareholders' Agreement of even date herewith among the Company, certain Shareholders, and the Purchaser.

      "SOFTWARE" means any computer software program (exclusive of off-the-shelf computer software available in the open market and related applications thereof), program specification chart, procedure, source code, object code, input data, routine, database, report layout, format, record file layout, diagram, functional specification, narrative description, flow chart or other related material which is material to the operations of the Company.

      "STOCK OPTION PLAN" means that certain 1997 Long Term Incentive Plan of the Company.

      "TAX RETURNS" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

      "TRANSFER" means any transfer, sale, assignment, distribution, exchange, mortgage, pledge, hypothecation or other disposition.

            (b) The following capitalized terms are defined in the following Sections of this Agreement:

      TERM                                                  SECTION
      Agreement                                             Preamble
      Arbitration Notice                                       12J
      Award                                                    12J
      Basket                                                   12D
      Cap                                                      12D
      Closing                                                  1B
      Closing Date                                             1B

      Company                                               Preamble
      Company Shares                                        Preamble
      Discovery                                                12J
      Dispute                                                  12J
      Employee Benefit Plans                                   6N
      ERISA                                                    6N
      ERISA Affiliate                                          6N
      Expenses                                                 12D
      Financial Statements                                     6D
      Independent Arbitrator                                   12J
      Intangible Property                                      6L
      Intangible Property Licenses                             6L
      Latest Balance Sheet                                     6E
      Lease Property                                           6I
      Losses                                                   12D
      Multi Employer Plans                                     6N
      PBGC                                                     6N
      Personal Property Leases                                 6K
      Purchaser                                             Preamble
      Purchaser Indemnified Parties                            11D
      Qualified Plans                                          6N
      Real Property Leases                                     6I
      Registration Rights Agreement                            2H
      Registration Statement                                   12D
      Securities Act                                           12D
      Seller Indemnified Parties                               11D
      Shareholder                                           Preamble
      Shareholders                                          Preamble
      Shareholders Agreement                                   2I
      Vessels                                                  6J

      (c) As used in this Agreement, all references to "Dollars" or "$" are to U.S. dollars. As used in this Agreement, unless the context otherwise requires:
(1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (2) "or" is not exclusive; and (3) words in the singular include the plural, and in the plural include the singular.

      10. POST-CLOSING ACTIVITIES. After the Closing, the parties shall execute and deliver such other and further instruments and perform such other and further acts as may be reasonably necessary or desirable for the implementation of this Agreement or the consummation of the transactions contemplated hereby.

      11.   MISCELLANEOUS.

      11A. EXPENSES. The Company will pay all of its expenses, including attorneys' fees and the fees of [Darnall, Sikes, and Frederick] incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. In addition, the Company will pay up to Five Thousand ($5,000.00) Dollars of Purchaser's expenses incurred in connection with the negotiation of this Agreement. Except as otherwise provided in this paragraph, Purchaser will pay all of its own expenses, including fees of Simmons & Company International and Andersen Worldwide, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby

      11B. REMEDIES. The Purchaser shall have all rights and remedies set forth in this Agreement (including, without limitation, Section 11D) and the Company's Articles of Incorporation and all rights and remedies which such holders may have under any Law or Contract. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without the requirement of posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

      11C. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

      11D. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION. (a) The representations and warranties of the Company and of the Purchaser contained in this Agreement or any of the documents delivered at Closing shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue in full force and effect, regardless of any investigation made by the Purchaser or on its behalf, for a period of three (3) years after the Closing Date. The representations and warranties of Freeman contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue in full force and effect, regardless of any investigation made by the Purchaser or on its behalf, for a period of one (1) year after the Closing Date.

            (b) The Company hereby agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "PURCHASER INDEMNIFIED Parties") from and against:

                 (i) subject to paragraph (a) of this Section 11D, any and all losses, liabilities, obligations, damages, deficiencies, costs and expenses ("LOSSES") based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Company under this Agreement or in any of the documents delivered by the Company at Closing pursuant to Section 2J;

                 (ii)any and all Losses based upon, attributable to or resulting from (A) the breach of any covenant or agreement on the part of the Company under this Agreement or (B) the enforcement of this Agreement (including, without limitation, this Section 11D); and

                   (iii) any and all notices, actions, suits, proceedings,
                     demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professional's, fees and disbursements (collectively, "EXPENSES") incident to the foregoing;

      PROVIDED, HOWEVER, that (x) the Company shall not have any liability for indemnity hereunder until the aggregate amount of Losses and Expenses for which the Purchaser Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds $50,000 (the "BASKET"), in which event the Company shall be obligated to pay to the Purchaser Indemnified Parties the full amount of such Losses and Expenses, inclusive of the Basket, and (y) the Company shall not have any liability for indemnity hereunder in an aggregate amount in excess of $5,000,000; provided further, however, that notwithstanding clause (x) above, the Basket shall not apply to restrict, reduce or limit any liability of the Company for indemnity hereunder for any Losses and Expenses of the Purchaser Indemnified Parties, based upon, attributable to or resulting from any willful failures ("willful" to be defined as after having been given reasonable notice and a 30 day period to cure such failure), to fully discharge any covenant or agreement on the part of the Company under this Agreement which by its terms are to be performed after the Closing Date; and further provided that the Company shall not have any liability for breaches of representations and warranties that result from breaches of representations and warranties by Acadiana in connection with the Acadiana Purchase Agreement.

            (c) Freeman hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against:

                 (i) subject to paragraph (a) of this Section 11D, any and all
                     Losses based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of Freeman under this Agreement;

                 (ii)any and all Losses based upon, attributable to or resulting from (A) the breach of any covenant or agreement on the part of Freeman under this Agreement or (B) the enforcement of this Agreement (including, without limitation, this Section 11D); and

                (iii)any and  all  Expenses incident to the foregoing;

      PROVIDED, HOWEVER, that (x) Freeman shall not have any liability for indemnity hereunder until the aggregate amount of Losses and Expenses for which the Purchaser Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds the Basket, in which event Freeman shall be obligated to pay to the Purchaser Indemnified Parties the full amount of such Losses and Expenses, inclusive of the Basket, and (y) Freeman shall not have any liability for indemnity hereunder in an aggregate amount in excess of $100,000; and further provided that Freeman shall not have any liability for breaches of representations and warranties that result from breaches of representations and warranties by Acadiana in connection with the Acadiana Purchase Agreement.

      (d) The Purchaser hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, successors and assigns and Freeman (collectively, the Seller Indemnified Parties") from and against:

            (i) subject to paragraph (a) of this Section 11D, any and all Losses based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Purchaser under this Agreement or in any of the documents delivered by the Purchaser at Closing pursuant to Sections 3C or 3I;

            (ii) any and all Losses based upon, attributable to or resulting from (A) the breach of any covenant or agreement on the part of the Purchaser under this Agreement or (B) the enforcement of this Agreement (including, without limitation, this Section
                 11D); and

            (iii) any and all "Expenses" incident to the foregoing.

      PROVIDED, HOWEVER, that (x) the Purchaser shall not have any liability for indemnity hereunder until the aggregate amount of Losses and Expenses for which the Seller Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds the Basket, in which event the Purchaser shall be obligated to pay to the Seller Indemnified Parties the full amount of such Losses and Expenses inclusive of the Basket, and (y) the Purchaser shall not have any liability for indemnity hereunder to the Company or its directors, officers, employees, shareholders, Affiliates, agents, successors and assigns in an aggregate amount in excess of $500,000; and further provided that Freeman shall not have any liability for breaches of representations and warranties that result from breaches of representations and warranties by Acadiana in connection with the Acadiana Purchase Agreement.

      (e) Subject to the limits on Losses and Expenses contained in Section 11D
      (b) , (c), and (d) above, the Company and the Purchaser agree that any indemnification payment made hereunder will be treated by the parties on their respective Tax Returns as an adjustment to the aggregate consideration for the shares of Common Stock of the Company acquired by the Purchaser. If, notwithstanding such treatment by the parties, any such indemnification payment is determined to be taxable to the indemnified party by any taxing authority, the indemnifying party shall also indemnify the indemnified party for any Taxes and Related Costs payable by the indemnified party by reason of the receipt of such indemnification payment.

      (f) In the event that any Legal Proceedings shall be instituted or asserted by any Person in respect of which payment may be sought under this Section 11D, the indemnified party shall reasonably and promptly cause

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
      written notice of the assertion of any Legal Proceeding of which it has knowledge which is covered by the indemnities under this Section 11D to be forwarded to the indemnifying party; provided, however, that the failure of the indemnified party to give such reasonable and prompt notice shall not release, waive or otherwise offset the indemnifying party's obligations hereunder with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party which consent shall not be unreasonably withheld, conditioned or delayed, and to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses or Expenses indemnified against hereunder; PROVIDED, however, that (i) prior to assuming control of such defense, the indemnifying party shall verify in writing to the indemnified party that the indemnifying party will be fully responsible (with no reservation of any rights) for all Liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification with respect thereto and (ii) no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses indemnified against hereunder, it shall within Thirty (30) days (or sooner, if the nature of the Legal Proceeding so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses and Expenses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses and Expenses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Proceeding. If the indemnified party defends any Legal Proceeding, then the indemnifying party shall reimburse the indemnified party for the reasonable Expenses of defending such Legal Proceeding upon submission of periodic bills. The indemnified party may not settle any Legal Proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Proceeding, the indemnified party may participate, at its own expense, in the defense of such Legal Proceeding; PROVIDED, HOWEVER, such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding.

After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Proceeding hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five business days after the date of such notice.

      11E. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not

      11F. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      11G. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same Agreement.

      11H. TABLE OF CONTENTS AND SECTION HEADINGS; INTERPRETATION. The table of contents and section headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and are to be given no effect

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
in the construction or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

      11I. GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Except as expressly provided in Section 11J, the internal law, and not the conflict of laws principles, of the State of Texas shall govern this Agreement as well as the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto.

            (b) Solely to the extent permitted by Section 11J hereof, each of the parties hereto hereby irrevocably submit for itself or himself and its or his property to the non-exclusive jurisdiction of any federal or state court located within the State of Louisiana over any Dispute (as hereinafter defined) and each party hereby irrevocably agrees that all claims in respect of such Dispute or any action, suit or proceeding related thereto, solely to the extent expressly permitted by Section 11J hereof, may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Dispute, provided that relief sought in any action, suit or proceeding relating thereto is of the nature expressly permitted by Section 11J hereof to be sought in such court. Each of the parties hereto agrees that an Award or a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature expressly permitted by Section 11J hereof by the delivery or mailing of a copy thereof; in accordance with the provisions of Section 11K.

            (d) Nothing in this Section 11I shall affect the rights of the parties to commence any action, suit or proceeding of the nature expressly permitted by Section 11J hereof in any other forum or to serve process in any such action, suit or proceeding in any other manner permitted by law.

            11J. ARBITRATION. (a) Any claim, dispute or other disagreement (each, a "DISPUTE") between a Purchaser Indemnified Party, on the one hand, and the Company or Freeman, on the other hand, arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be finally settled by arbitration in accordance with the terms of this Section 11J; provided that any party shall in any event have the right to seek and obtain equitable relief during the pendency of such Dispute pursuant to Section 11J(b) hereof. In the event of any Dispute, any party may serve written notice of such Dispute on any other party and each party to such Dispute shall undertake in good faith to resolve such Dispute. If the parties cannot agree to resolve such Dispute within 30 days after such written notice, any party to such Dispute may, by further written notice (the "ARBITRATION NOTICE") to the other party, commence an arbitration proceeding by bringing the Dispute to an arbitration panel selected as provided below. The Arbitration Notice shall be filed simultaneously with the American Arbitrator Association, Lafayette, LA office, and shall contain a description of the amount in controversy, the nature of the Dispute and the paragraph(s) of this Agreement to which such Dispute relates. Disputes shall be decided by an arbitration panel comprised of three arbitrators (each of whom shall be a practicing lawyer knowledgeable and experienced in matters of corporate, mergers and acquisitions and securities law), one arbitrator to be selected by the Purchaser Indemnified Party, a second arbitrator to be selected by the Company, and the third arbitrator (the "INDEPENDENT ARBITRATOR"), who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within 15 days, the Independent Arbitrator shall be appointed by the American Arbitrator Association in Lafayette, LA. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the party who selected such arbitrator in the first instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the parties fail to agree on such replacement within 15 days, either party may request that the American Arbitrator Association appoint such replacement Independent Arbitrator. The arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitrator Association then in effect, except to the extent such rules are inconsistent with the provisions of this Section 11J. The agreement to arbitrate contained in this
Section 11J shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Each party shall bear its own costs and expenses for arbitration, subject to reimbursement as determined by the arbitration panel in the Award. Arbitration shall, unless the parties otherwise agree in writing, take place in Lafayette, Louisiana.

            (b) Nothing contained in this Section 11J shall preclude, or be deemed, construed or interpreted to preclude, any party from seeking interim equitable relief from a court of competent jurisdiction against the other party, where circumstances so require, except that no party shall be entitled to seek a stay of any arbitration proceeding brought hereunder. The parties agree that, upon the application of any of the parties, and whether or not an arbitration proceeding has yet been initiated pursuant to this Section 11J, all courts having jurisdiction are hereby authorized to (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Section 11J, and/or (ii) enter into and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of the Award.

            11K. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and to the Company at the addresses indicated below:

      If to the Purchaser:

                     Cal Dive International, Inc.
                     400 North Sam Houston Pkwy, Suite 400
                     Houston, TX  77060
                     Attention: Chief Executive Officer
                     Facsimile No.: (281) 618-0500

      If to the Company or Freeman:

                     Aquatica, Inc.
                     2709 Moss St.
                     Lafayette, LA  70507

                     Attention: Prentiss A. Freeman III
                     Facsimile No:

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

      11L. FURTHER ASSURANCES. The Company, Freeman and the Purchaser each agree to execute and deliver such other documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

      11M. INTERPRETATION. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                       COMPANY:
                                       AQUATICA, INC.
                                       a Louisiana corporation


                                       By:_____________________
                                          Prentiss A. Freeman III, President



                                       SELLER:


                                       By:_____________________
                                          Prentiss A. Freeman III, Individually



                                       PURCHASER:
                                       CAL DIVE INTERNATIONAL, INC.
                                       a Minnesota corporation


                                       By:______________________
                                       Name:____________________
                                       Title:_____________________

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
                                LIST OF SCHEDULES

Schedule 5B -     Capital Stock and Options
Schedule 5C -     Consents and Waivers
Schedule 5D -     Financial Statements
Schedule 5E -     Absence of Undisclosed Liabilities
Schedule 5F -     Absence of Certain Developments
Schedule 5G -     Tax Matters
Schedule 5I -     Real Property
Schedule 5J -     Vessels
Schedule 5K -     Tangible Personal Property
Schedule 5L -     Intangible Property
Schedule 5M -     Material Contracts
Schedule 5N -     Employee Benefits
Schedule 5P -     Compliance with Laws; Permits
Schedule 5Q -     Environmental Matters
Schedule 5R -     Insurance
Schedule 5S -     Customers and Suppliers
Schedule 7B -     Purchaser Consents and Approvals

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